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KL2:190040.1
                            FORM OF INVESTMENT LETTER


                            [____________ LETTERHEAD]


         _________, 1997
Renaissance Capital Greenwich Funds
325 Greenwich Avenue
Greenwich, Conneticut 06830

Ladies/Gentlemen:

                  ______________________   ("___")  hereby  offers  to  purchase
______ shares The IPO Plus Aftermarket Fund (the "Seed Capital Shares"). This letter will confirm that ____ is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

                  ____ agrees and hereby undertakes that, in the event any of the Seed Capital Shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                   Sincerely,